UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 11, 2024
Date of Report (date of earliest event reported)

UpHealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-38924 (Commission File Number)	83-3838045 (I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203
Delray Beach, FL 33484
(Address of principal executive offices, including zip code)

(888) 424-3646
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH(1)	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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(1)On December 11, 2023, UpHealth, Inc. (the “Company”) received written notice from the staff of NYSE Regulation that it has commenced proceedings to delist the common stock, par value $0.0001 per share, of the Company (ticker symbol: UPH) (the “Common Stock”), from the New York Stock Exchange (“NYSE”), and suspended trading in the Common Stock pending the completion of such proceedings. As a result, effective December 12, 2023, the Common Stock is trading in the over-the-counter market under the symbol “UPHL”. The Company timely filed an appeal of this determination with the NYSE and requested a hearing before the NYSE Regulatory Oversight Committee’s Committee for Review. On January 12, 2024, the NYSE granted the Company’s request for a hearing, which was originally scheduled to occur on April 17, 2024 but is currently being rescheduled to a later date.

Item 1.01	Entry into a Material Definitive Agreement.

On April 11, 2024, UpHealth, Inc. (the “Company”) entered into an Intercompany Administrative Services Agreement, dated April 11, 2024 (the “Agreement”), with TTC Healthcare, Inc., a Delaware corporation and a wholly owned indirect subsidiary of the Company (the “Service Recipient”), pursuant to which the Company will continue to provide certain management and administrative support services to the Service Recipient which the Company has historically provided to the Service Recipient, including, among other things, legal, accounting and financial, corporate governance, human resources and compliance services (the “Administrative Services”), in consideration for a monthly fee based on the charges, costs and expenses incurred by the Company in providing the Administrative Services to the Service Recipient (such monthly fee, the “Administrative Services Fee”). The Agreement is effective as of January 1, 2024 and will remain in effect until such time as it has been terminated with respect to all Administrative Services in accordance with its terms (the “Term”).

Pursuant to the terms of the Agreement, on a monthly basis during the Term, the Administrative Services Fee will be estimated in accordance with the arm’s length principle as set forth in the final regulations under Section 482 of the Internal Revenue Code. Within five calendar days following the first day of each month that commences during the Term, the Service Recipient will pay the Administrative Services Fee to the Company as an intercompany cash transfer, or as otherwise mutually agreed by the Company and the Service Recipient; provided, however, that the Administrative Services Fee payable for each month in the four-month period commencing on January 1, 2024 will be paid as a single lump sum within 5 calendar days following the entry into the Agreement. The Administrative Services Fee will be subject to a true-up on a regular basis to be mutually agreed by the Company and the Service Recipient, which shall occur at a minimum at least once in any calendar year.

The Administrative Services to be provided pursuant to the Agreement may be amended at any time by mutual written agreement of the Company and the Service Recipient. In addition, either the Company or the Service Recipient may terminate the Agreement with respect to all, or with respect to one or more, of the Administrative Services upon 30 days prior written notice to the other party. In the event the Agreement is terminated with respect to one or more, but less than all, of the Administrative Services, the Agreement will continue in full force and effect with respect to the remaining Administrative Services provided for therein.

The foregoing description of the Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1, and the terms of which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1†	Intercompany Administrative Services Agreement, dated April 11, 2024, by and between UpHealth, Inc. and TTC Healthcare, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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†	Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type of information that the Company treats as private or confidential. The Company agrees to furnish supplementally an unredacted copy of the exhibit, or any section thereof, to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2024                         UPHEALTH, INC.

By:	/s/ Martin S.A. Beck
Name:	Martin S. A. Beck
Title:	Chief Executive Officer